Exhibit 21.1

SUBSIDIARIES OF INSTITUTIONAL FINANCIAL
MARKETS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cohen & Compagnie, SAS	France
Cohen & Company Financial Limited	United Kingdom
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen Asia Investments Ltd.	Cayman
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
IFMI, LLC	Delaware
J.V.B. Financial Group, LLC	Delaware
J.V.B. Financial Group Holdings, LP	Delaware
JVB Financial Holdings, L.L.C.	Florida